Exhibit 99.1

LendingTree, Inc. Completes Acquisition of ValuePenguin

CHARLOTTE, N.C., (January 15, 2019) - LendingTree, Inc. (NASDAQ: TREE) announced today that its wholly-owned subsidiary, LendingTree, LLC, has completed the previously announced acquisition of Value Holding Inc., the parent company of ValuePenguin Inc., a personal finance website that offers consumers objective analysis on a variety of financial topics from insurance to credit cards.

Under the terms of the purchase agreement, Value Holding was acquired for a total consideration of $105 million, which was funded by borrowing $90 million under the Company's Revolving Credit Facility and the balance using cash on hand.

Vista Point Advisors, a San Francisco-based boutique investment bank, acted as the exclusive financial advisor to ValuePenguin in the transaction.

Inducement Grants
In connection with the acquisition of Value Holding, on January 10, 2018, the Company granted restricted stock unit awards to twenty-five key employees of Value Holding under its 2017 Inducement Grant Plan as a material inducement to entering into employment with the company. The twenty-five key employees were granted restricted stock units for an aggregate of 3,815 shares. These restricted stock units will vest, if at all, over three years from the date of closing with one-third of the total award amount vesting each year. The awards provide for accelerated vesting in the event of certain events. The awards were approved in accordance with NASDAQ Listing Rule 5635(c)(4), which requires a public announcement of these awards.

About ValuePenguin
ValuePenguin is a personal finance website that conducts in-depth research & analysis on a variety of topics from insurance to credit cards. The Company focuses on providing high-quality resources to help consumers understand the topics they're interested in. Whether its building visual tools to explain data or publishing in-depth research our goal is to provide objective analysis to help guide you to the best decision. ValuePenguin focuses on value, assessing whether the return of a particular purchase or decision is worth the cost or risk of that option, and how this stacks up with the other possible choices a consumer may have. For more information, please visit www.valuepenguin.com.

About LendingTree, Inc.
LendingTree (NASDAQ: TREE) is the nation's leading online marketplace that connects consumers with the choices they need to be confident in their financial decisions. LendingTree empowers consumers to shop for financial services the same way they would shop for airline tickets or hotel stays, comparing multiple offers from a nationwide network of over 500 partners in one simple search, and can choose the option that best fits their financial needs. Services include mortgage loans, mortgage refinances, auto loans, personal loans, business loans, student refinances, credit cards and more. Through the My LendingTree platform, consumers receive free credit scores, credit monitoring and recommendations to improve credit health. My LendingTree proactively compares consumers' credit accounts against offers on our network and notifies consumers when there is an opportunity to save money. In short, LendingTree's purpose is to help simplify financial decisions for life's meaningful moments through choice, education and support.

LendingTree, Inc. is headquartered in Charlotte, NC . For more information, please visit www.lendingtree.com.

Investor Relations Contact:
Trent Ziegler
trent.ziegler@lendingtree.com
704-943-8294

Media Contact:
Megan Greuling
megan.greuling@lendingtree.com
704-943-8208